                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                   KAYNAR TECHNOLOGIES INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
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
                                    [KTI LOGO]

                            KAYNAR TECHNOLOGIES INC.
                       500 NORTH STATE COLLEGE BOULEVARD
                                   SUITE 1000
                         ORANGE, CALIFORNIA 92868-1638

                                 March 31, 1998

Dear Stockholder:

    You are invited to attend the Company's first Annual Meeting of stockholders to be held on Tuesday, April 28, 1998, at 9:00 a.m. at the Anaheim Marriott Hotel, 700 West Convention Way, Anaheim, California.

    I hope that you will attend the meeting in person. The Board of Directors and management look forward to greeting those stockholders able to attend. The enclosed proxy materials contain details concerning the matters to be considered during the Annual Meeting. At the Annual Meeting you will be asked to elect five directors of the Company and to ratify the selection of Arthur Andersen LLP as the Company's independent accountants. You will note that the Board of Directors recommends a vote FOR the election of each of the five directors and FOR ratification of the selection of Arthur Andersen.

    Please complete, sign and return your Proxy Card in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the Annual Meeting, even if you cannot attend.

    I look forward to seeing you at the Annual Meeting. On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company.

                                               [/S/ JORDAN A. LAW]

                                          Jordan A. Law
                                          CHAIRMAN OF THE BOARD, PRESIDENT AND
                                            CHIEF EXECUTIVE OFFICER

                            KAYNAR TECHNOLOGIES INC.
                       500 NORTH STATE COLLEGE BOULEVARD
                                   SUITE 1000
                         ORANGE, CALIFORNIA 92868-1638

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

    The annual meeting of stockholders of Kaynar Technologies Inc., a Delaware corporation (the "Company"), will be held at the Anaheim Marriott, 700 West Convention Way, Anaheim, California, on Tuesday, April 28, 1998 at 9:00 a.m., for the following purposes:

    1. To elect the directors to the Board of Directors until their respective successors are duly elected and qualified;

    2. To ratify the selection of Arthur Andersen LLP as independent accountants of the Company for the fiscal year ending December 31, 1998; and

    3. To transact such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

    Only stockholders of record at the close of business on March 16, 1998 are entitled to notice of and to vote at the annual meeting and any adjournments thereof.

    Your attention is called to the Proxy Statement on the following pages. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. If you attend the meeting, you may vote your shares in person, which will revoke any previously executed proxy.

    If your shares are held of record by a broker, bank or other nominee and you wish to attend the meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the meeting. In order to vote your shares at the meeting, you must obtain from the record holder a proxy issued in your name.

    Regardless of how many shares you own, your vote is very important. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          [/s/ D.A. WERNER]

                                          D.A. Werner

                                          SECRETARY

Orange, California
March 31, 1998

                                    [KTI LOGO]

                            KAYNAR TECHNOLOGIES INC.
                       500 NORTH STATE COLLEGE BOULEVARD
                                   SUITE 1000
                         ORANGE, CALIFORNIA 92868-1638

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                                  INTRODUCTION

    This Proxy Statement and enclosed Proxy Card are being first mailed on or about March 31, 1998 to the stockholders of Kaynar Technologies Inc., a Delaware corporation (the "Company"), for use at the annual meeting of stockholders of the Company to be held at the Anaheim Marriott Hotel, 700 West Convention Way, Anaheim, California, on Tuesday, April 28, 1998 at 9:00 a.m. and any adjournments thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

    STOCKHOLDERS OF THE COMPANY ARE REQUESTED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. ANY PROXY RECEIVED IN TIME FOR THE ANNUAL MEETING WILL BE VOTED AS SPECIFIED. IF NO INSTRUCTIONS ARE GIVEN, THE PROXIES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED BELOW UNDER THE CAPTION "ELECTION OF DIRECTORS," WHICH IS DESIGNATED AS PROPOSAL NO. 1; AND FOR THE RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 1998, WHICH IS DESIGNATED AS PROPOSAL NO. 2. A PROXY MAY BE REVOKED BY WRITTEN NOTICE RECEIVED BY THE SECRETARY OF THE COMPANY AT ANY TIME PRIOR TO THE VOTING THEREOF OR BY ATTENDING THE MEETING IN PERSON AND VOTING YOUR SHARES.

    The Board of Directors has fixed the close of business on March 16, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). Only stockholders of record of the Company's Common Stock, par value $.01 per share (the "Common Stock"), at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. The Common Stock constitutes the only class of securities of the Company authorized to vote. As of the close of business on March 16, 1998, there were 3,704,000 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Holders of Common Stock are entitled to one vote for each share held by them on all matters properly brought before the Annual Meeting. Under the Company's Certificate of Incorporation and applicable state law, a stockholder is not entitled to cumulate his or her vote in the election of directors.

    The presence, in person or by proxy, of holders entitled to cast at least a majority of the outstanding shares of Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of a majority of all votes cast on the matter will be required for the election of each of the five director nominees and for the ratification of the selection of Arthur Andersen LLP to serve as the Company's independent accountants. Under Delaware law, abstentions and broker non-votes (i.e., proxies from brokers or nominees who disclaim their authority to vote such shares on a particular matter) will be counted for purposes of determining whether a quorum has been obtained. In all matters, abstentions will be counted, but broker non-votes will not be counted, for purposes of determining whether a proposal has been approved. Accordingly, assuming the presence of a quorum, abstentions will have the effect of a vote against a proposal.

    The Board of Directors knows of no matters to come before the Annual Meeting other than the matters referred to in this Proxy Statement. If, however, any matters properly come before the Annual Meeting, it is the intention of each of the persons named in the accompanying proxy to vote such proxies in accordance with such person's discretionary authority to act in such person's best judgment.

    This solicitation is made by the Board of Directors on behalf of the Company. Costs of the solicitation will be borne by the Company. Further solicitation of proxies may be made by telephone, telegraph, fax or personal interview by the directors, officers and employees of the Company, who will not receive additional compensation for the solicitation. Corporate Investor Communications, Inc. has been retained to assist in the solicitation of proxies, for which it will be paid a fee of $3,500 plus reimbursement of out-of-pocket expenses. The Company will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to stockholders.

    The principal executive offices of the Company are located at 500 North State College Boulevard, Suite 1000, Orange, California, 92868-1638.

    The Company's 1997 Annual Report, including the financial statements for the fiscal year ended December 31, 1997, is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy materials.

                     PROPOSAL NO. 1: ELECTION OF DIRECTORS
                             (ITEM 1 ON PROXY CARD)

    Pursuant to the Company's Certificate of Incorporation, the members of the Board of Directors are elected at each annual meeting of stockholders and hold office until their successors have been duly elected and qualified. The Board of Directors currently consists of five members.

    As of the Record Date, General Electric Capital Corporation ("GECC") held 5,206,000 shares of the Company's Series C Convertible Preferred Stock, par value $.01 per share (the "Series C Preferred Stock"), which constitutes all issued and outstanding Series C Preferred Stock. Each share of Series C Preferred Stock is convertible on a one-to-one ratio for Common Stock, subject to adjustment.

    GECC has the right to designate two individuals whom the Company will nominate for election to the Board of Directors pursuant to a Stockholders Agreement dated May 6, 1997, among the Company and its then-existing stockholders (the "Stockholders Agreement") as long as the outstanding Series C Preferred Stock represents 40% or more of the Fully Diluted Shares. "Fully Diluted Shares" is defined in the Stockholders Agreement as the sum of (i) the outstanding Common Stock and (ii) the shares of Common Stock issuable upon conversion or exercise of all outstanding convertible securities, options and warrants convertible into, or exercisable for, Common Stock at that time or within sixty days thereafter. If the Series C Preferred Stock represents 25% or more, but less than 40%, of the Fully Diluted Shares, GECC will have the right to designate one individual that the Company will nominate for election to the Board of Directors. As of the Record Date, GECC owned 58.4% of the Fully Diluted Shares. GECC has designated Burton J. Kloster, Jr. and Richard P. Strubel as individuals to be nominated for election to the Board of Directors.

    The Board of Directors has nominated Norman A. Barkeley, Jordan A. Law, David A. Werner, and Messrs. Kloster and Strubel (collectively, the "Nominees") to continue to serve as the directors of the Company. The Board of Directors anticipates that each of the Nominees will serve, if elected, as a director. However, if any person nominated by the Board of Directors is unable to serve, the proxy confers upon the holders thereof discretionary authority to vote for the election of such other person or persons as the Board of Directors may recommend.

    The Board of Directors will consider an individual for election to the Board of Directors recommended by a stockholder of record if the stockholder submits the nomination in compliance with the requirements of the Company's Bylaws. See "Stockholder Proposals" for a summary of these requirements.

INFORMATION REGARDING NOMINEES

    The following information is furnished as of the Record Date with respect to each of the five persons who are Nominees for election to the Board of Directors.

                                                                                                         PERCENT OF
                                                                                           PERCENT OF      FULLY
                                                                    AMOUNT AND NATURE OF     COMMON       DILUTED
                                                        DIRECTOR    BENEFICIAL OWNERSHIP      STOCK        COMMON
NAME                                          AGE(1)      SINCE    OF COMMON STOCK(2)(3)   OUTSTANDING    STOCK(4)
-------------------------------------------  ---------  ---------  ----------------------  -----------  ------------
Norman A. Barkeley.........................     67        1997             5,750                *            *
Burton J. Kloster, Jr......................     66        1997             10,250               *            *
Jordan A. Law..............................     55        1993            352,544             9.5%          4.0%
Richard P. Strubel.........................     58        1997             3,250                *            *
David A. Werner............................     45        1993            341,564             9.2%          3.8%

------------------------

*   Less than one percent.

(1) As of December 31, 1997.

(2) The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission (the "SEC"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after the Record Date. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Except as provided under applicable state marital property laws or as otherwise noted, each person or entity named in the table has sole voting power and investment power with respect to all shares of capital stock listed as owned by such person or entity.

(3) For each of Messrs. Barkeley, Kloster, and Strubel, the amount listed includes options exercisable within 60 days of the Record Date to purchase 250 shares of Common Stock.

(4) "Fully Diluted Common Stock" means, as of the Record Date, the sum of (i) the number of shares of Common Stock outstanding and (ii) the number of shares of Common Stock issuable upon conversion or exercise of all outstanding convertible securities, options and warrants convertible into, or exercisable for, Common Stock at that time or within sixty days thereafter.

    NORMAN A. BARKELEY has been chairman since July 1988, chief executive officer from July 1988 to December 1996, and president from July 1988 to December 1995 of Ducommun Incorporated, an aerospace equipment manufacturer.

    BURTON J. KLOSTER, JR. has been retired since September 1995. Until his retirement, Mr. Kloster was a director of GECC since September 1989, senior vice president of GECC since October 1984 and vice president, general counsel and secretary of GECC since March 1976.

    JORDAN A. LAW has served as President and Chief Executive Officer of the Company since October 1993. Mr. Law also serves as Chairman of the Board of Directors. Mr. Law was president of Aerospace Fastening Systems Group ("AFSG") of Microdot, Inc., a Delaware corporation ("Old Microdot") from July 1991 to January 1994.

    RICHARD P. STRUBEL has been managing director since June 1990 of Tandem Partners, Inc., a management services firm. Mr. Strubel was president and chief executive officer of Old Microdot from January 1984 to October 1994. Mr. Strubel is a director of Children's Memorial Medical Center located in Chicago and is a trustee of the University of Chicago. Mr. Strubel also is a trustee of numerous institutional and retail mutual funds managed by Goldman, Sachs & Co. and a trustee of the Benchmark Funds, a family of institutional mutual funds managed by The Northern Trust Company.

    DAVID A. WERNER has served as Executive Vice President of the Company since December 1996 and Secretary of the Company since October 1993. Mr. Werner served as Vice President and Treasurer of the Company from October 1993 to December 1996. Mr. Werner was vice president and chief financial officer of Old Microdot from July 1990 to January 1994. Mr. Werner is also a director of Lumber Yard Supply, a privately-held corporation, and is a certified public accountant.

    Messrs. Law, Werner, and Strubel each served as an executive officer of Old Microdot, which filed a petition under Chapter 11 of the federal bankruptcy laws in June 1993.

    VOTE. The favorable vote of a majority of votes cast for each nominee is required for election to the Board of Directors. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES. PROXIES RECEIVED WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THE PROXY.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

    BOARD OF DIRECTORS. The Company is managed by a Board of Directors composed of five members, three of whom are not employees of the Company. The Board of Directors held a total of three meetings during 1997 either in person or by telephonic conference. Attendance at meetings of the Board of Directors and Board committees during 1997 by each director was 100%.

    BOARD COMMITTEES. The Board of Directors has established an Audit Committee and a Compensation Committee. As long as the outstanding Series C Preferred Stock represents 40% or more of the Fully Diluted Shares, each committee must include the two directors who were designated by GECC. If the outstanding Series C Preferred Stock represents 25% or more, but less than 40%, of the Fully Diluted Shares, each committee must include the one director who was designated by GECC.

    AUDIT COMMITTEE. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's independent accountants, the scope of annual audits, fees to be paid, the performance of the auditors, and the accounting practices and audit results of the Company. The Audit Committee currently consists of two non-employee directors, Messrs. Kloster and Strubel. The Audit Committee met once during 1997.

    COMPENSATION COMMITTEE. The Compensation Committee determines the salaries and bonus compensation of the Company's executive officers and provides input as to the salaries and bonus compensation of certain other employees of, and consultants to, the Company. The Compensation Committee also approves the Company's incentive compensation and stock plans. The Compensation Committee currently consists of three non-employee directors, Messrs. Barkeley, Kloster and Strubel. The Compensation Committee met twice during 1997.

    OTHER COMMITTEES. The Bylaws of the Company provide that the Board of Directors may establish other committees from time to time. The Board of Directors does not have a standing nominating committee. The full Board of Directors performs the function of such a committee and will consider nominees, if any, for election to the Board of Directors who are recommended in accordance with the provisions of the Bylaws.

COMPENSATION OF DIRECTORS

    Non-employee directors are paid $10,000 per year plus $1,000 per meeting for attending Board meetings or meeting of any Board committee not immediately preceding or following a meeting of the Board of Directors. Directors who are employees of the Company are not paid for their services as directors. All directors, however, are reimbursed for certain expenses in connection with attendance at Board of Directors and Board committee meetings.

    Non-employee directors also participate in the Company's 1997 Stock Incentive Plan (the "Plan"). Under the Plan, on each January 31 commencing in 1998, each non-employee director received and automatically will receive an annual grant of options to purchase 500 shares of Common Stock. Upon joining the Board of Directors, each non-employee director also receives an initial grant of options to purchase 1,000 shares of Common Stock. All such options have an exercise price equal to 100% of the fair market value of the Common Stock on the date of the grant and vest in 25% increments on each successive anniversary date of the grant. The options generally expire on the earlier of two years after a termination of service or five years after the date of the grant.

    On May 9, 1997, each non-employee director, Messrs. Barkeley, Kloster and Strubel, received an initial grant of options to purchase 1,000 shares of Common Stock at an exercise price of $14.50 per share. On January 30, 1998, Messrs. Barkeley, Kloster and Strubel each received an annual grant of options to purchase 500 shares of Common Stock at an option exercise price of $26.75 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to March 1997, Messrs. Law and Werner comprised the entire Board of Directors and, in such capacity, participated in deliberations concerning executive compensation. During this period, Messrs. Law and Werner also served as executive officers of the Company. Since the formation of the Compensation Committee in March 1997, each member of the Compensation Committee has been a non-employee director of the Company.

EXECUTIVE OFFICERS

    Set forth below is certain information concerning the executive officers of the Company. Officers are appointed by the Board of Directors. All of the executive officers have employment agreements with the Company as of the Record Date. See "Employment Contracts and Termination of Employment and Change in Control Arrangements" below.

                                                                                                          PERCENT OF
                                                                        AMOUNT AND NATURE   PERCENT OF      FULLY
                                                                          OF BENEFICIAL       COMMON       DILUTED
                                                              OFFICER      OWNERSHIP OF        STOCK        COMMON
NAME                                               AGE(1)      SINCE     COMMON STOCK(2)    OUTSTANDING    STOCK(3)
------------------------------------------------  ---------  ---------  ------------------  -----------  ------------
Jordan A. Law...................................     55        1993          352,544           9.5%          4.0%
PRESIDENT AND CHIEF EXECUTIVE OFFICER

David A. Werner.................................     45        1993          341,564           9.2%          3.8%
EXECUTIVE VICE PRESIDENT

Robert L. Beers.................................     51        1993          210,000           5.7%          2.4%
SENIOR VICE PRESIDENT, MARKETING AND BUSINESS
  DEVELOPMENT

LeRoy A. Dack...................................     53        1993          214,976           5.8%          2.4%
DIVISION PRESIDENT, KAYNAR/K-FAST

Joseph M. Varholick.............................     46        1993           55,760           1.5%           *
DIVISION PRESIDENT, MICRODOT/RECOIL

------------------------

*   Less than one percent.

(1) As of December 31, 1997.

(2) The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after the Record Date. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Except as provided under applicable state marital property laws or as otherwise noted, each person or entity named in the table has sole voting power and investment power with respect to all shares of capital stock listed as owned by such person or entity.

(3) "Fully Diluted Common Stock" means, as of the Record Date, the sum of (i) the number of shares of Common Stock outstanding and (ii) the number shares of Common Stock issuable upon conversion or exercise of all outstanding convertible securities, options and warrants convertible into, or exercisable for, Common Stock at that time or within sixty days thereafter.

Biographical information on Messrs. Law and Werner is set forth under "Information Regarding Nominees" above.

    ROBERT L. BEERS has been Senior Vice President, Marketing and Business Development, of the Company since December 1996. From January 1994 to December 1996, Mr. Beers served as Vice President, Sales and Marketing of the Company. From June 1991 to January 1994, Mr. Beers was vice president, sales and marketing, of AFSG.

    LEROY A. DACK has been President of the Company's Kaynar and K-Fast divisions since December 1996. From January 1994 to December 1996, Mr. Dack served as Vice President and General Manager of the Company's Kaynar division. From May 1991 to January 1994, Mr. Dack was vice president and general manager of the Kaynar division of Old Microdot.

    JOSEPH M. VARHOLICK has been President of the Company's Microdot division since December 1996 and Recoil division since July 1997. From January 1994 to December 1996, Mr. Varholick served as Vice President and General Manager of the Microdot division. From September 1993 to January 1994, Mr. Varholick was vice president and general manager of the Microdot Inserts division of Old Microdot. From May 1992 to September 1993, Mr. Varholick was managing director of Microdot Aerospace Limited (U.K.), a subsidiary of Old Microdot.

EXECUTIVE COMPENSATION

    The following table sets forth a summary of the aggregate indicated compensation awarded to, earned by, or paid to the Chief Executive Officer of the Company and the four most highly compensated other executive officers of the Company whose total annual salary and bonus for the year ended December 31, 1997 was in excess of $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                         LONG TERM
                                                                                                        COMPENSATION
                                                                                                           AWARDS
                                                                                                       --------------
                                                                   ANNUAL COMPENSATION                   SHARES OF
                                                    -------------------------------------------------   COMMON STOCK
                                                                                        OTHER ANNUAL     SUBJECT TO
NAME AND POSITION                                     YEAR       SALARY      BONUS      COMPENSATION      OPTIONS
--------------------------------------------------  ---------  ----------  ----------  --------------  --------------
Jordan A. Law                                            1997  $  190,000  $  250,000        --              13,000
PRESIDENT AND CHIEF EXECUTIVE                            1996     175,000     181,000        --                   0
  OFFICER                                                1995     164,000     123,000        --                   0

David A. Werner                                          1997     170,000     202,000        --              12,000
EXECUTIVE VICE PRESIDENT                                 1996     150,000     144,000        --                   0
                                                         1995     139,000      98,000        --                   0

Robert L. Beers                                          1997     136,000     115,000        --               7,000
SENIOR VICE PRESIDENT,                                   1996     124,000      77,000   $   4,769(1)              0
MARKETING AND BUSINESS DEVELOPMENT                       1995     118,000      52,000        --                   0

LeRoy A. Dack                                            1997     137,000     158,000        --              11,000
DIVISION PRESIDENT, KAYNAR/K-FAST                        1996     122,000      80,000        --                   0
                                                         1995     118,000      53,000        --                   0

Joseph M. Varholick                                      1997     127,500      81,000        --              10,000
DIVISION PRESIDENT, MICRODOT/RECOIL                      1996     110,000      67,000        --                   0
                                                         1995     101,000      39,000        --                   0

------------------------

(1) This amount compensated Mr. Beers for vacation time not taken.

OPTION GRANTS

    OPTION GRANTS IN FISCAL YEAR 1997. The following table sets forth grants of options during the fiscal year ended December 31, 1997 to the Named Executive Officers. No stock appreciation rights were granted to, and no options were exercised by, any Named Executive Officer during fiscal 1997.

                       OPTION GRANTS IN FISCAL YEAR 1997

                                                          INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                                       --------------------------------------------------------    VALUE AT ASSUMED
                                         NO. OF                                                  ANNUAL RATES OF STOCK
                                         SHARES        % OF TOTAL                                 PRICE APPRECIATION
                                       UNDERLYING    OPTIONS GRANTED    PER SHARE                 FOR OPTION TERM(1)
                                         OPTIONS     TO EMPLOYEES IN    EXERCISE    EXPIRATION   ---------------------
NAME                                   GRANTED(2)    FISCAL 1997(3)     PRICE(4)       DATE       5% ($)      10%($)
-------------------------------------  -----------  -----------------  -----------  -----------  ---------  ----------
Jordan A. Law........................      13,000            11.6%      $   25.00    Aug. 2002   $  90,000  $  198,000
David A. Werner......................      12,000            10.7%          25.00    Aug. 2002      83,000     183,000
Robert L. Beers......................       7,000             6.2%          25.00    Aug. 2002      48,000     107,000
LeRoy A. Dack........................      11,000             9.8%          25.00    Aug. 2002      76,000     168,000
Joseph M. Varholick..................      10,000             8.9%          25.00    Aug. 2002      69,000     153,000

------------------------

(1) Potential realizable value is based on the assumption that the Common Stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. Such assumptions are prescribed by certain rules promulgated by the Commission and are not intended to forecast future appreciation, if any, in the price of the Common Stock. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised (if the executive were to sell the shares on the date of exercise); there is no assurance that the value realized will be at or near the potential realizable value as calculated in this table.

(2) Stock options were granted under the Plan on August 27, 1997 with an exercise price equal to $25 per share, for a term (subject to earlier termination following a termination of employment or a change in control) of five years, and exercisable no earlier than the first anniversary of the date of grant. The options vest in four equal annual installments. Options under the Plan may result in payments following the resignation or other termination of employment with the Company or as a result of a change in control. Vested options under the Plan generally must be exercised within a period of twelve months following a termination by reason of death or disability and three months following a termination for other reasons except for cause, unless the Compensation Committee otherwise provides. The Plan permits the Compensation Committee, which administers the Plan, to accelerate, extend or otherwise modify benefits payable under the applicable awards in various circumstances as the Compensation Committee shall determine, including a change in control, but an option generally will not be accelerated to a date less than six months after its grant date.

(3) During fiscal year 1997, the Company granted options to 66 employees to purchase an aggregate of 112,400 shares of its Common Stock. All grants were made at exercise prices equal to the market price on the grant date.

(4) The exercise price may be paid in any combination of cash, promissory notes and shares of Common Stock or pursuant to certain cashless exercise procedures, in each case as permitted under the Plan. In addition, holders may be permitted to offset or surrender shares or deliver already owned shares in satisfaction of applicable tax withholding requirements.

                       FISCAL YEAR-END 1997 OPTION VALUES

                                                                              NUMBER OF
                                                                               SHARES        VALUE OF
                                                                             UNDERLYING     UNEXERCISED
                                                                             UNEXERCISED   IN-THE-MONEY
                                                                             OPTIONS AT     OPTIONS AT
                                                                            FISCAL YEAR-   FISCAL YEAR-
                                                                                 END        END ($) (1)
                                                                            -------------  -------------
                                                                            EXERCISABLE/   EXERCISABLE/
NAME                                                                        UNEXERCISABLE  UNEXERCISABLE
--------------------------------------------------------------------------  -------------  -------------
Jordan A. Law.............................................................   0 / 13,000     0 / 45,500
David A. Werner...........................................................   0 / 12,000     0 / 42,000
Robert L. Beers...........................................................    0 / 7,000     0 / 24,500
LeRoy A. Dack.............................................................   0 / 11,000     0 / 38,500
Joseph M. Varholick.......................................................   0 / 10,000     0 / 35,000

------------------------

(1) This amount represents solely the difference between the market value on December 31, 1997 ($28.50) of those unexercised options which had an exercise price below such market price (i.e., "in-the-money" options") and the respective exercise prices of the options. No assumptions or representations regarding the "value" of such options are made or intended.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
  ARRANGEMENTS

    In May 1997, the Company entered into employment agreements with Messrs. Law, Werner, Beers, Dack and Varholick. The agreements provided for 1997 annual base salaries for such officers of $190,000, $170,000, $136,000, $137,000 and
$125,000 (subsequently amended to $130,000 in July 1997), respectively, which are subject to discretionary increases and annual review. For 1998, the annual review increased those annual base salaries to $225,000, $184,000, $147,000, $170,000 and $143,000, respectively. The duration of each agreement is one year (two years for Messrs. Law and Werner); however, each agreement contains an automatic renewal provision that takes effect every six months unless notice that the agreement will not be renewed is given at least 30 days prior to a renewal date. The agreements provide for participation in all annual bonus, incentive, savings and retirement and benefit plans offered generally to Company employees.

    Prior to a change in control (as defined in each employment agreement), the Company may terminate an agreement with or without cause. If within one year following a change in control of the Company, the Company either terminates an agreement other than for cause or an employee terminates his agreement for good reason, the Company will pay an amount equal to the sum (or, for Messrs. Law and Werner, twice the sum) of (i) the highest annual base salary paid to the employee during the three most recent calendar years ending prior to the year the change in control occurs and (ii) the amount of the highest bonus or bonuses paid to the employee for any calendar year ending prior to the year the change in control occurs.

CERTAIN TRANSACTIONS

    FINANCIAL ARRANGEMENTS. The Company entered into the following financing arrangements with GECC which are believed by the Company to have been obtained on commercially reasonable terms:

    CURRENT LOANS

    CREDIT AGREEMENT. In January 1994, the Company entered into a Credit Agreement (as amended, the "Credit Agreement") with GECC, which provides for both a term loan and a revolving credit facility (the "Revolver"). The term loan under the Credit Agreement, which is secured by substantially all of the Company's assets, was initially issued in the amount of $15.8 million for use in connection with the AFSG acquisition. Amendments to the Credit Agreement in December 1994, August 1995, August 1996, December 1996, June 1997, October 1997 and December 1997 increased that amount to a maximum of $28.2 million, the proceeds of which have been used for working capital purposes, capital expenditures and additional acquisitions. Quarterly principal repayments commenced April 1, 1995 and are payable through the maturity date, January 3, 2001. Interest is payable monthly at a rate equal to the 30-day commercial paper rate plus 1.5% (which was 7.1% as of December 31, 1997). As of December 31, 1997, $21,525,000 in total principal was outstanding under the term loan. Interest expense on the term loan was approximately $1,907,000 for 1997.

    The Revolver is a $21.0 million revolving credit facility, the availability of which is limited by the lesser of the sum of specified portions of qualified accounts receivable and inventory and $21.0 million. Interest is payable monthly, beginning on the date of advance, at a rate equal to the 30-day commercial paper rate plus 1.5% (which was 7.1% as of December 31, 1997). The Revolver expires on January 3, 2001. No amount was outstanding under the Revolver as of December 31, 1997. The average amount outstanding under the Revolver was approximately $1.3 million in 1997. Interest expense on the Revolver was approximately $129,000 for 1997.

    RECOIL TERM LOAN AGREEMENT. Recoil Pty, an Australian subsidiary of the Company that was formed to acquire the Australian assets of Recoil, entered into a separate term loan agreement with GECC in August 1996 to finance the acquisition, which was amended in October 1997 (as so amended, the "Recoil Term Loan"). At December 31, 1997, the outstanding principal under the Recoil Term Loan, which is due and payable on January 3, 2001, was $4.0 million. Interest on the Recoil Term Loan is payable monthly at a rate equal to the 30-day commercial paper prime rate plus 1.5% (which was 7.1% as of December 31, 1997). Interest expense on the Recoil Term Loan for 1997 was approximately $451,000.

    PRIOR LOANS

    TERM LOAN AGREEMENT. In January 1994, the Company and GECC entered into a Term Loan Agreement (the "Term Loan Agreement"), pursuant to which GECC loaned $4.8 million to the Company, which was due and payable on January 3, 1999. Interest on this term loan, pursuant to the terms of the Term Loan Agreement, accrued at the fixed rate of 11.5% from January 1, 1996 until May 9, 1997 when the loan was paid in full. Interest expense on the loan was approximately $140,000 for 1997.

    In August 1996, GECC loaned an additional $4.0 million to the Company under the Term Loan Agreement for the purchase of certain assets of Recoil Pty Ltd., an Australian corporation. Interest on this loan was payable monthly at a rate equal to the 30 day commercial paper rate plus 1.5% (which was 7.1% as of December 31, 1997). This loan was paid in full on May 9, 1997. Interest expense on the loan for 1997 is included within the interest expense computation for the Credit Agreement.

    PAYMENT-IN-KIND (PIK) DIVIDEND NOTE AGREEMENT. In lieu of quarterly cash dividends on the previously-issued and since-retired shares of the Company's Series A and Series B Preferred Stock, the Company issued PIK dividend notes to GECC. Interest on the PIK dividend notes accrued at the rate of 11.5% from January 1, 1996 until each PIK dividend note was paid in full on May 9, 1997. Total interest expense on all PIK dividend notes was approximately $282,000 for 1997.

INITIAL PUBLIC OFFERING

    In May 1997, the Company completed its initial public offering of shares of Common Stock (the "Offering") which raised gross proceeds of $33.4 million pursuant to an underwriting agreement with Lehman Brothers Inc. and PaineWebber Incorporated acting as representatives. Of the 2.3 million shares sold, 200,000 shares were on behalf of GECC as selling stockholder. At the time of the Offering, GECC indirectly owned approximately 23% of PaineWebber Group, which is the holding company of PaineWebber Incorporated. As a result, the Offering was subject to the requirements of Rule 2720 of the National Association of Securities Dealers, Inc., which required that the offering price be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with that requirement, Lehman Brothers Inc. recommended the public offering price, performed due diligence investigations, and reviewed and participated in the preparation of the prospectus and registration statement in connection with the Offering. The Company paid a total of $2,334,500 in the form of underwriting discounts and commissions in connection with the Offering.

OTHER ARRANGEMENTS

    In the ordinary course of business, the Company supplies fasteners, inserts and other products to the Aircraft Engines Division of the General Electric Co. ("GE"). GE is the indirect parent company of GECC. The Company made direct sales of approximately $13.0 million to the GE Aircraft Engines Division in 1997, representing approximately 9% of the Company's net sales in 1997. The Company believes that its sales to the GE Aircraft Engines Division have been conducted at competitive market rates. The Company believes that its financial transactions with GECC have not played a role in the bids or related negotiations with the GE Aircraft Engines Division.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION GUIDELINES

    OBJECTIVES OF THE COMPANY'S EXECUTIVE COMPENSATION PROGRAM. The Company's overall compensation philosophy is to provide compensation that will attract, retain and reward experienced, highly motivated executives who are capable of leading the Company effectively and continuing its growth.

    ELEMENTS OF THE PROGRAM. In order to achieve these objectives, the Compensation Committee has adopted a program with three separate components that it believes provide a combination of cash and equity-based compensation with appropriate incentives for executive officers to achieve the business objectives of the Company. In particular, the Compensation Committee believes that:

    - FIRST, the Company should offer competitive base salaries within its industry and among companies of similar sizes;

    - SECOND, a substantial portion of total annual executive officer compensation should be "at risk" through short-term incentives relating to measured financial performance; and

    - THIRD, by utilizing long-term incentives created through the Plan, the Company should better align the interests of management with those of its stockholders.

    BASE SALARY. Each executive officer's base salary is reviewed annually. Salary adjustments are determined by a number of factors including promotion, performance, inflation, internal equity, increases in levels of responsibility and the market rate for similar positions. In 1997, the Company reviewed salary surveys of comparably sized companies to assist the Compensation Committee in determining appropriate base salaries for the executive officers.

    SHORT-TERM INCENTIVE COMPENSATION. The Company's short-term incentive program promotes the Company's philosophy that a substantial portion of the total annual executive officer compensation should be "at-risk" by providing executives with direct financial incentives on an annual basis based on the Company's actual return on average capital employed and other factors that the Compensation Committee may deem appropriate from time to time. The level of incentive pay opportunity, by position, is established prior to the beginning of the fiscal year by the Committee and approved by the Board of Directors.

    LONG-TERM INCENTIVE COMPENSATION. The Compensation Committee believes that awards of stock options issued pursuant to the Plan promote the interest of the Company by providing performance incentives to executive officers and key employees who are responsible for the management, growth and financial success of the Company. Options are priced at 100% of the fair market value of the Common Stock on the date of grant. In general, each option vests and becomes exercisable with respect to 25% of the underlying shares of Common Stock on each successive anniversary date of the grant. Since the options have no economic value to recipients until the price of the Company's Common Stock exceeds the exercise price, and since the option grants require the recipient to serve for a period of time before all or a portion of the option may be exercised, the Compensation Committee believes that executives are motivated to manage their businesses in ways that over the long term will benefit stockholders through an increased stock price.

    As a general rule, the Committee considers the level of the recipient's job responsibility, his or her potential impact on the Company's performance and the frequency and amount of prior option grants in arriving at the number of shares to be granted under the Plan. Neither the Company nor the Compensation Committee has established a target ownership level for equity holding in the Company by executive officers and key employees.

    CEO COMPENSATION. Mr. Law is the Chairman of the Board and Chief Executive Officer of the Company. In applying the factors discussed above, his base pay of $190,000 in effect for 1997 was 9% greater than 1996, reflecting an increase determined by survey data for similar positions and responsibility.

    Mr. Law's incentive compensation earned in 1997 totaled $250,000, based primarily upon actual company financial performance, and was paid in cash. Mr. Law's total incentive compensation for 1997 represents a 38% increase over the amount earned in 1996 and 132% of his base salary in effect for 1997. The Company's financial performance generated an above target incentive for Mr. Law based on exceeding by a significant margin the financial goals set prior to the beginning of the year. In 1997, Mr. Law received options to purchase 13,000 shares of Common Stock at an exercise price of $25.00 per share in recognition of his effective leadership based on the Company substantially exceeding the targeted levels for sales, earnings before interest and taxes, and return on average capital employed.

    SECTION 162(M) ISSUES. The Compensation Committee has reviewed the potential consequences for the Company of Section 162(m) of the Internal Revenue Code, as amended, which imposes a limit on tax deductions for annual compensation in excess of $1 million to any of the five most highly compensated executive officers. The Compensation Committee's policy with respect to Section 162(m) is to make reasonable efforts to ensure that compensation is deductible to the extent permitted, while preserving the authority to pay compensation that may not be deductible if that is considered advisable to appropriately reward executive officers for their performance. Section 162(m) had no impact on the Company in 1997 and is currently expected to have little or no impact in 1998.

                                          Submitted by the Compensation
                                          Committee:

                                                    Norman A. Barkeley

                                                  Burton J. Kloster, Jr.

                                                    Richard P. Strubel

                               PERFORMANCE GRAPH

    The SEC requires the Company to present a chart comparing the cumulative total stockholder return on its shares with the cumulative total stockholder return on (1) a broad equity market index and (2) a published industry index or peer group. The graph compares the yearly percentage change in the

Company's cumulative total stockholder return with the cumulative total return of the Russell 2000 Index and an Aerospace/Defense Industry Peer Group for the periods indicated. Although the chart would normally be for a five-year period, the shares of the Company began public trading on May 9, 1997 and, as a result, the following chart commences as of such date. The graph assumes that the shares of the Common Stock were purchased at the Offering price of $14.50 per share and that the value of the investment in each of the Common Stock and the indices was $100 at the beginning of the period. The graph further assumes the reinvestment of dividends.

    The historical information set forth below is not necessarily indicative of future price performance. Data for the Russell 2000 Index and the Aerospace/Defense Industry Peer Group were provided to the Company by the Frank Russell Company.

                          TOTAL RETURN PERFORMANCE(1)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             KTIC     RUSSELL 2000   PEER GROUP
5/9/97       $100.00       $100.00       $100.00
2Q97         $116.94       $109.97       $108.77
3Q97         $192.74       $126.33       $126.71
4Q97         $183.87       $122.10       $123.55

                                                                                      PERIOD ENDING
                                                                        ------------------------------------------
INDEX                                                                    5/9/97     6/31/97    9/30/97   12/31/97
----------------------------------------------------------------------  ---------  ---------  ---------  ---------
Kaynar Technologies Inc...............................................  $  100.00  $  116.94  $  192.74  $  183.87
Russell 2000..........................................................  $  100.00  $  109.97  $  126.33  $  122.10
Aerospace/Defense Industry Peer Group.................................  $  100.00  $  108.77  $  126.71  $  123.55

------------------------

(1) The Aerospace/Defense Industry Peer Group used in the Performance Graph consists of the following companies: AAR Corp., Aeroquip-Vickers Inc., BE Aerospace Inc., Coltec Industries, Crane Co., Curtiss-Wright Corp., Ducommun Inc., Hexcel Corp., MOOG Inc., SPS Technologies Inc., Fairchild Corp., and Thiokol CP.

                             PRINCIPAL STOCKHOLDERS

    The table below sets forth information as of March 16, 1998 with respect to the only persons or groups known by the Company to be the beneficial owners of 5% or more of the outstanding shares of Common Stock, based upon Schedule 13G reports filed with the Commission and the number of shares of Common Stock beneficially owned by its officers and directors as a group.

    Each of the persons listed below, other than GECC, which has reported that it may be considered a beneficial owner of more than 5% of the Company's outstanding shares of Common Stock has certified that, to the best of its knowledge and belief, the shares were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having such purpose or effect. The number of shares of Common Stock beneficially owned by each director is set forth in "Information Regarding Nominees" and by each Named Executive Officer in "Executive Officers."

                                                                            SHARES OF COMMON STOCK OR COMMON STOCK
                                                                             EQUIVALENTS BENEFICIALLY OWNED(1)(2)
                                                                        ----------------------------------------------
NAME AND ADDRESS                                                                      COMMON STOCK      FULLY DILUTED
OF BENEFICIAL OWNER                                                       NUMBER       PERCENTAGE       PERCENTAGE(3)
----------------------------------------------------------------------  ----------  -----------------  ---------------
General Electric Capital Corporation(4)                                  5,206,000            0.0%             58.4%
  201 High Ridge Road
  Stamford, Connecticut 06927

The Northwestern Mutual Life Insurance Co.(5)                              242,700            6.6%              2.7%
  720 East Wisconsin Avenue
  Milwaukee, Wisconsin 53202

Delaware Management Company Inc.(6)                                        237,200            6.4%              2.7%
  2005 Market Street
  Philadelphia, Pennsylvania 19103

Wellington Management Company, LLP(7)                                      198,500            5.4%              2.2%
  75 State Street
  Boston, Massachusetts 02109

All directors and executive officers as a group (8 persons) (8)          1,194,094           32.2%             13.4%

------------------------

(1) Shares of Series C Preferred Stock are treated as Common Stock equivalents because they are convertible at any time into Common Stock at a one-to-one conversion rate, subject to adjustment in certain circumstances.

(2) The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after March 16, 1998. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Except as provided under applicable state marital property laws or as otherwise noted, each person or entity named in the table has sole voting power and investment power with respect to all shares of capital stock listed as owned by such person or entity.

(3) "Fully Diluted Percentage" means, as of the Record Date, the sum of (i) the number of shares of Common Stock outstanding and (ii) the number of shares of Common Stock issuable upon conversion or exercise of all outstanding convertible securities, options and warrants convertible into, or exercisable for, Common Stock at that time or within sixty days thereafter.

(4) A Schedule 13G filed February 12, 1998 indicates that the reporting entities also include General Electric Capital Services, Inc. ("GECS"), the parent company of GECC, and GE, the parent company of GECS, both of whom have disclaimed beneficial ownership of the shares. GECC only holds shares of Series C Preferred Stock and its holdings constitute all of the outstanding shares of Series C Preferred Stock.

(5) A Schedule 13G filed February 4, 1998 indicates that the reporting entity is an insurance company, which has sole voting power and disposition power with respect to all of the shares, and states that the shares are held by two investment company affiliates registered under the Investment Company Act of 1940: (i) 232,200 held by the Growth Stock Portfolio of Northwestern Mutual Series Fund, Inc. and (ii) 10,500 shares held by the Aggressive Growth Stock Fund of Mason Street Funds, Inc.

(6) A Schedule 13G filed February 9, 1998 indicates that the reporting entity is a parent holding company, which has sole voting power with respect to 66,900 shares and sole disposition power with respect to all of the shares.

(7) A Schedule 13G filed February 1, 1998 indicates that the reporting entity is both a registered investment adviser and a parent holding company, which has sole voting power with respect to 174,500 shares and sole disposition power with respect to all of the shares.

(8) Includes options to purchase shares of Common Stock under the Plan which are currently exercisable or exercisable within 60 days of the Record Date.

                  PROPOSAL NO. 2: RATIFICATION OF SELECTION OF
                            INDEPENDENT ACCOUNTANTS
                             (ITEM 2 ON PROXY CARD)

    Subject to ratification by the stockholders, the Board of Directors, on the recommendation of the Audit Committee, has selected Arthur Andersen LLP as independent accountants to audit the financial statements of the Company for the fiscal year ending December 31, 1998. Arthur Andersen LLP has served as the principal independent accountants for the Company since 1993. The Company has also engaged Arthur Andersen LLP for tax consulting on an on-going basis and, from time to time, to assist the Company in evaluating proposed acquisitions. There are no other affiliations between the Company and Arthur Andersen LLP, its partners, associates or employees, other than as pertain to the engagement of Arthur Andersen LLP as independent accountants for the Company in previous fiscal years or as described above.

    If the stockholders of the Company do not ratify the selection of Arthur Andersen LLP, or if such firm should decline to act or otherwise become incapable of acting, or if the employment should be discontinued, the Board of Directors, on the recommendation of the Audit Committee, will appoint substitute independent accountants. A representative of Arthur Andersen LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

    VOTE. The favorable vote of a majority of votes cast regarding the proposal is required to ratify the selection of Arthur Andersen LLP. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 1998. PROXIES RECEIVED WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THE PROXY.

                                 OTHER MATTERS

SOLICITATION OF PROXIES

    The cost of solicitation of proxies in the form enclosed herewith will be paid by the Company. Solicitation will be made primarily by mail, but regular employees of the Company, without additional remuneration, may solicit proxies by telephone, telegram, facsimile and personal interviews. The Company will also request person, firms, or corporations holding shares in their name or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

    The Company has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies. Corporate Investor Communications, Inc. will be paid approximately $3,500, plus out-of-pocket expenses, for its services.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than 10% of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and to furnish copies of such forms to the Company. Based solely on a review of the copies of such forms furnished to the Company and/or on written representations that no filings were required, the Company believes that during its past fiscal year all of its officers, directors and greater than 10% owners complied with the filing requirements of Section 16(a) with the exception of (i) Mr. Kloster; (ii) Robert
M. Nelson, the Company's chief accounting officer; and (iii) GECC, each of whom did not timely file Form 3. In all cases, the untimely filings were inadvertent and in no case did the late filing of a Form 3 result in the failure to timely report any purchase or sale transaction.

REPORTS

    The Annual Report for the fiscal year ended December 31, 1997, describing the Company's operations and including audited financial statements, has been mailed prior to or concurrently with this Proxy Statement. THE COMPANY WILL PROVIDE A COPY OF ITS MOST RECENT REPORT TO THE SEC ON FORM 10-K UPON THE WRITTEN REQUEST OF ANY BENEFICIAL OWNER OF THE COMPANY'S SECURITIES AS OF THE RECORD DATE WITHOUT CHARGE EXCEPT FOR THE COST OF REPRODUCING EXHIBITS. SUCH REQUESTS SHOULD BE ADDRESSED TO KAYNAR TECHNOLOGIES INC., 500 NORTH STATE COLLEGE BOULEVARD, SUITE 1000, ORANGE, CALIFORNIA 92868-1638, ATTENTION: DAVID
A. WERNER, SECRETARY.

STOCKHOLDER PROPOSALS

    For a matter to be properly presented at the Annual Meeting by a stockholder, the Secretary of the Company must have received written notice thereof after December 31, 1997 and on or before March 1, 1998, as specified in the Company's Bylaws.

    A stockholder proposal submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the Company's proxy statement and form of proxy for the 1999 annual meeting stockholders must be received by the Company by December 2, 1998. Such a proposal must also comply with the requirements as to form and substance established by the Commission for such proposals. A stockholder otherwise desiring to bring discussion before an annual meeting of stockholders (including any proposal relating to the nomination of a director to be elected to the Board of Directors) must submit a proposal that is received at the principal executive offices of the Company not less than sixty nor more than ninety days prior to next year's annual meeting. Any such proposal should be mailed to: Secretary, Kaynar Technologies Inc., 500 North State College Boulevard, Suite 1000, Orange, California 92868-1638. Copies of the Certificate of Incorporation and Bylaws may be obtained by providing a written request to the Secretary of the Company at that address.

OTHER BUSINESS

    The Board of Directors does not know of any other business that will be presented for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting or any adjournment or postponement thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.

    REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.

Dated: March 31, 1998                     By order of the Board of Directors,

                                          [/s/ D.A. WERNER]

                                          David A. Werner

                                          SECRETARY

                     KAYNAR TECHNOLOGIES INC.

BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
            AT 9:00 A.M., TUESDAY, APRIL 28, 1998

     The undersigned stockholder of Kaynar Technologies Inc. (the "Company") hereby revokes any proxy or proxies previously granted and appoints W. Robert Morrow and Violeta Rotz, or either of them, as proxies, each with full powers of substitution and resubstitution, to vote the shares of the undersigned at the above-stated Annual Meeting and at any adjournments thereof:

                  -  FOLD AND DETACH HERE  -

Please mark your votes as indicated in this example /X/


1. Election of Directors.

FOR all nominees listed below (except as provided to the contrary below) / /

WITHHOLD AUTHORITY to vote for all nominees below / /

Norman A. Barkeley, Burton J. Kloster Jr., Jordan A. Law, Richard P. Strubel, and David A. Werner.

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominee's name in the space provided below.)

----------------------------------------------------------------------

2. Ratification of the Selection of Arthur Andersen LLP as Independent
Accountants

FOR / /

WITHHOLD AUTHORITY  / /

3. On any other business that may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ITEM (1) THIS PROXY WILL BE VOTED "FOR" EACH OF THE NOMINEES LISTED AND WITH RESPECT TO ITEM (2) THIS PROXY WILL BE VOTED "FOR" RATIFYING THE SELECTION OF INDEPENDENT ACCOUNTANTS. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM (3). THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

RECEIPT HEREWITH OF THE COMPANY'S ANNUAL REPORT AND NOTICE OF MEETING AND PROXY STATEMENT, DATED MARCH 31, 1998, IS HEREBY ACKNOWLEDGED.

PLEASE SIGN, DATE AND MAIL TODAY.

Signature(s)_______________________________________ Dated _________, 1998

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                         -  FOLD AND DETACH HERE  -